UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2013

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2013, Washington Square Financial, LLC (“WSF”), a wholly-owned subsidiary of Imperial Holdings, Inc. (the “Company”), amended and restated its forward purchase and sale agreement (the “PSA”) with Compass Settlements LLC (“Compass”), originally dated as of December 30, 2011 and filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Compass has, subject to predetermined eligibility criteria and on-going funding conditions, committed $25.0 million to purchase life contingent structured settlement receivables from WSF since December 30, 2011, and approximately $10.0 million of this initial commitment remains as of the date of this Current Report on Form 8-K. Compass may increase its commitment, in increments of $10.0 million, up to a total of $45.0 million. Subject to Compass maintaining certain purchase commitment levels, WSF will agree under the amended and restated PSA to sell the life contingent structured settlement receivables it originates on an exclusive basis to Compass for twelve months, at which time Compass’ commitment will terminate. Under this arrangement, the Company will continue to guaranty WSF’s obligation to repurchase any ineligible receivables sold under the PSA and certain other related obligations.

The foregoing summary does not purport to be complete and is qualified in its entirety by the amended and restated PSA, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 23, 2013

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel and Secretary